                            PARTICIPATION AGREEMENT


                                BY AND BETWEEN


                       SMITH MANAGEMENT COMPANY, INC.,

                     FAIRFIELD INDUSTRIES, INCORPORATED,

                         PETRO-GUARD COMPANY, INC.,

                            CAEX SERVICES, INC.,

                             LAWTON OIL COMPANY

                                    AND

                   FORTUNE NATURAL RESOURCES CORPORATION





                             FEBRUARY 25, 1997

                       TABLE OF CONTENTS


ARTICLE 1.  DEFINITIONS ...................................................  1

ARTICLE 2.  IDENTIFICATION OF PROSPECTS AND
            PURCHASE TERMS ................................................  3
        2.1   Prospect Identification .....................................  2
        2.2   Phase I:  Pre-Shoot Phase ...................................  3
        2.3   Phase II:  Conduct of 3-D Survey ............................  3
        2.4   Phase III:  Lease Acquisition ...............................  6
        2.5   Grass Island Field ..........................................  6

ARTICLE 3.  OWNERSHIP AND USE OF DATA .....................................  6
        3.1   Smith Data ..................................................  6
        3.2   Confidentiality .............................................  7
        3.3   Evaluation of Data ..........................................  7
        3.4   Ownership of 3-D Data .......................................  7
        3.5   Use of 3-D Data After Confidentiality Period ................  8

ARTICLE 4.  ACQUISITION OF PROSPECTS ......................................  8
        4.1   Area of Mutual Interest .....................................  8
        4.2   Acquisition of Prospects in the Subject Area ................  8

ARTICLE 5.  TERM .......................................................... 10
        5.1   Term ........................................................ 10
        5.2   Joint Operating Agreement(s) ................................ 10

ARTICLE 6.  MISCELLANEOUS ................................................. 11
        6.1   Force Majeure ............................................... 11
        6.2   Notices ..................................................... 11
        6.3   Amendments .................................................. 12
        6.4   Assignments ................................................. 12
        6.5   Governing Law ............................................... 12
        6.6   Entire Agreement ............................................ 13
        6.7   Waivers ..................................................... 13
        6.8   Counterparts ................................................ 13
        6.9   Relationship of the Parties ................................. 13
        6.10  Press Releases and Public Statements ........................ 13
        6.11  Execution by Fairfield, Petro-Guard, CAEX
              and Lawton for Limited Purposes ............................. 13

                                   EXHIBITS



Exhibit A    -    Map of Subject Area

Exhibit B    -    Cost Estimate for 3-D Survey

Exhibit C    -    Parameters of 3-D Survey and Plat

Exhibit D    -    3-D Survey Plat of Revised Subject Area

Exhibit E    -    Form of Joint Operating Agreement

                            PARTICIPATION AGREEMENT


  THIS PARTICIPATION AGREEMENT ("Agreement") is made and effective February 25, 1997 by and between SMITH MANAGEMENT COMPANY, INC., a New York corporation ("Smith"), FAIRFIELD INDUSTRIES, INCORPORATED, a Delaware corporation ("Fairfield"), PETRO-GUARD COMPANY, INC., a Texas corporation ("Petro-Guard"), CAEX SERVICES, INC., a Texas corporation ("CAEX"), LAWTON OIL COMPANY, a Louisiana corporation ("Lawton") and FORTUNE PETROLEUM CORPORATION D/B/A FORTUNE NATURAL RESOURCES CORPORATION, a _________ corporation ("Participant") (sometimes individually, a "Party," and collectively, "the Parties").


                              W I T N E S S E T H

   WHEREAS, Smith and Fairfield have entered into a Venture Agreement effective July 15, 1996 (the "Smith/Fairfield Agreement") to participate with each other in the identification and acquisition of oil and gas exploration and development properties within the Subject Area as defined below, by utilizing Fairfield's geophysical acquisition capabilities and expertise, certain existing geologic and geophysical data and new three dimensional geophysical data to be acquired pursuant to the Smith/Fairfield Agreement;

   WHEREAS, Smith and Petro-Guard have entered into an Agreement whereby Petro-Guard has acquired an undivided 5% working interest out of Smith's interest in and to the venture established in the Smith/Fairfield Agreement;

   WHEREAS, Smith and CAEX have entered into an Agreement whereby CAEX has acquired an undivided 2.5% working interest out of Smith's interest in and to the venture established in the Smith/Fairfield Agreement;

   WHEREAS, Smith and Lawton have entered into an Agreement whereby Lawton has acquired an undivided 10% working interest out of Smith's interest in and to the venture established in the Smith/Fairfield Agreement;

   WHEREAS, Participant desires to participate with Smith, Petro-Guard, CAEX, Fairfield and Lawton in those efforts pursuant to the terms of this Agreement; and

   WHEREAS, Fairfield, Petro-Guard, CAEX and Lawton have executed this Agreement for the limited purpose set forth in section 6.11 of this Agreement.

   NOW, THEREFORE, in consideration of the mutual covenants, obligations, promises, and benefits set forth below, the Parties agree as follows:


   ARTICLE 1. DEFINITIONS

   1.1 "Grass Island Field" shall mean the 1,020 acres, more or less, contained in State Lease Blocks 210, 215 and 216 which are currently under lease by Smith and others.

   1.2 "Parties" shall mean Smith, Fairfield, Petro-Guard, CAEX, Lawton, Participant and any third party who executes a Participation Agreement with Smith and Fairfield to participate in the project described in this Agreement.

   1.3 "Seismic Costs" shall have the meaning set forth in Section 2.3(c) of this Agreement.

   1.4 "Smith Data" shall mean the digitized well logs, geologic and area maps, reprocessed 2-D seismic data as entered on a "Landmark" work station and available title information on the Subject Area as prepared by or on behalf of Smith and Fairfield.

   1.5 "Subject Area" shall mean approximately 166.5 square miles in Espiritu Santo Bay, Texas and located from Port O'Connor, Texas on the Northeast corner extending in a roughly rectangular shape 18 miles to the Southwest parallel to the Intracoastal waterway, and then 9.25 miles to the Southeast extending to the offshore boundary of Matagorda Island, then Northeast 18 miles to the northern end of Matagorda Island and then back to the point of beginning, being the area depicted on the map attached hereto as Exhibit A, but specifically excluding the Grass Island Field.

   1.6 "3-D Survey" shall mean the new three dimensional seismic survey to be conducted by Fairfield on the Subject Area in accordance with the technical parameters set forth in the Smith/Fairfield Agreement.

   1.7 "3-D Data" shall mean the three dimensional seismic data to be acquired by Fairfield on the Subject Area in accordance with the Smith/Fairfield Agreement, including one copy of the raw data and the processed data relating to the 3-D Survey.

   1.8 "3-D Survey Project" shall mean all data acquisition, processing and interpretation activities relating to the 3-D Survey and all exploration, development or exploitation conducted by the Parties in the Subject Area during the Confidentiality Period (as defined in Section 2.2 below).

   ARTICLE 2. IDENTIFICATION OF PROSPECTS AND PURCHASE TERMS

   2.1  PROSPECT IDENTIFICATION

       (a) The main purpose of this Agreement is to allow Participant to participate in the identification of oil and gas prospects in the Subject Area and nomination of the prospective areas for lease in the Subject Area at one or more of the lease sales to be held by the State of Texas.

       (b) Participant agrees to participate with Smith, Petro-Guard, CAEX, Fairfield and Lawton on an exclusive basis in a joint attempt to identify prospects within the Subject Area during the term of this Agreement through the use of the Smith Data and the 3-D Survey. The responsibilities of Participant with respect to the 3-D Survey and the prospect identification process are set forth below. The relationship between the Parties regarding acquisition of oil and gas leases and drilling, development and operation of wells within the Subject Area will be governed by one or more Joint Operating Agreements in accordance with Section
          4.2 below.

   2.2  PHASE I:  PRE-SHOOT PHASE

       (a) Participant acknowledges that prior to commencement of field work on the 3-D Survey, Smith and Fairfield have acquired information and data relating to the Subject Area, have performed services necessary for the design and implementation of the 3-D Survey, and have acquired from private surface or mineral owners seismic permits or permits with an option to lease to perform the 3-D Survey over the Subject Area. The seismic permits and options have been and shall be obtained in the name of Fairfield and/or Petro-Guard, as nominee, or their designees. All of the foregoing is referred to as the "Pre-Shoot Phase."

       (b)  Upon execution of this Agreement, Participant shall pay to
          Smith: (i) $131,250 as reimbursement to Smith and Fairfield for the actual costs incurred through the execution date for Pre-Shoot Phase activities; and (ii) $27,013.75 for its 12.5% share of lease acquisition costs incurred prior to the effective date of this Agreement. In addition, Participant shall thereafter pay 25% of the cost of any Pre-Shoot Phase costs incurred after execution of this Agreement.

   2.3  PHASE II:  CONDUCT OF 3-D SURVEY

       (a) Participant acknowledges that Fairfield shall have the exclusive right to conduct and shall conduct the 3-D Survey for the joint account of the Parties in accordance with accepted industry standards and the parameters set forth on Exhibit B to this Agreement. Fairfield's obligation to conduct the 3-D Survey shall include, but not be limited to, providing the crews, equipment and expertise for the acquisition and processing of three dimensional seismic data covering approximately 135 square miles of the

          Subject Area (the "3-D Data"). Fairfield shall obtain and maintain a comprehensive general liability insurance policy with a policy limit of not less than $1,000,000 per occurrence including coverage for sudden and accidental pollution events. Fairfield shall also obtain and maintain a follow form umbrella liability policy with a policy limit of not less than $5,000,000 per occurrence. The policies shall include endorsements extending the coverage to the Parties and waiving rights of contribution and of subrogation against the Parties.

       (b) Participant acknowledges that its use of the 3-D Survey and the 3-D Data is on an "as is" basis. Participant shall use the 3-D Survey and 3-D Data at Participant's sole risk and during the Confidentiality Period as defined in Section 3.2 below, shall use the 3-D Survey and the 3-D Data solely for the benefit of the 3-D Survey Project. Fairfield shall not be held liable or responsible for any results of whatever nature in connection with the use of the 3-D Survey or 3-D Data and in no event shall Fairfield be liable for any consequential damages arising from the use of the 3-D Survey or 3-D Data by Participant. Fairfield makes no representation or warranty, express or implied, as to the accuracy of the 3-D Survey or 3-D Data, and disclaims any express or implied warranties of merchantability or fitness for a particular purpose in connection with the 3-D Survey and 3-D Data. Pursuant to Section 1.3 of the Smith/Fairfield Agreement, Fairfield has agreed to conduct the 3-D Survey in accordance with accepted industry standards and the parameters set forth in Exhibit B to the Smith/Fairfield Agreement. Participant is entitled to rely herein upon Fairfield's obligations and covenants under the Smith/Fairfield Agreement.

       (c) For purposes of this Agreement, "Seismic Costs" shall have the same meaning as in the Smith/Fairfield Agreement, which are the costs incurred by Fairfield to acquire and process the 3-D Data in the 3-D Survey, the salaries and benefits of the Fairfield employees used in the field on a per diem basis, actual invoice costs billed to Fairfield by third party contractors and subcontractors, the invoiced cost of materials and supplies and any rental equipment, the salaries and benefits of Fairfield employees used to process the 3-D Data and the supervision and quality control thereof, costs for 3-D Data storage and reproduction including workstation time and plotter charges, and an allocated share of the insurance premiums paid by Fairfield for the coverage required to be maintained by this Agreement and of the costs associated with Fairfield's Lafayette, Louisiana data acquisition and division offices, such share to be allocated based on the number of crews and number of projects being supervised out of that office, but in no event more than 1/3 of the total cost of that division office. The allocation of division office costs and of insurance premiums shall begin when field operations relating to the 3-D Survey commence and continue so long as Fairfield's personnel are conducting operations in the Subject Area for the 3-D Survey. Seismic Costs shall also include a component for depreciation of equipment but only for equipment owned by Fairfield and used to conduct the 3-D Survey. Depreciation shall be calculated on a straight line 24 month basis as to geophones and hydrophones and a 60 month basis as to all other equipment.
          Seismic Costs shall not include a percentage add-on for home office or corporate allocated overhead unless agreed upon by the Parties in advance in writing. Participant, in coordination with Smith, shall have the right during normal business hours and upon not less than five business days notice, to audit those financial records and invoices of Fairfield with respect to the 3-D Survey necessary to verify the Seismic Costs.

       (d) Fairfield has estimated that the Seismic Costs will be approximately $7,900,000 in accordance with the cost breakdown attached hereto as Exhibit B. Smith shall bear and pay the first one million dollars ($1,000,000) of the Seismic Costs.
          Participant shall thereafter bear and pay 25% of the balance of the Seismic Costs.

       (e) At the beginning of the calendar month in which Fairfield intends to commence actual field operations, Fairfield will send an invoice to the Parties for their proportionate share of Seismic Costs previously incurred and an estimate of the Seismic Costs to be incurred during that calendar month. On or before the fifth business day of the following calendar month, each Party shall pay the invoiced amount to Fairfield. In like manner, on a monthly basis Fairfield shall invoice each Party at the beginning of each month for an estimate of the Seismic Costs to be incurred during that month and each Party shall pay the invoice by the fifth calendar day of the following calendar month. To the extent reasonably practical, Fairfield shall adjust the amount billed in each calendar month to reflect then known over or under estimates that have been included in prior billings. This procedure shall be followed until Fairfield has invoiced the other Parties for 90% of the estimated cost of the 3-D Survey set forth on Exhibit B. A final invoice shall be submitted by Fairfield within thirty (30) days after Fairfield has completed the processing of the 3-D Data. The final invoice shall include a reconciliation of the estimated billings and payments with the Seismic Costs incurred by Fairfield in connection with the 3-D Survey. Each Party (including Fairfield if the final invoice reflects an overcharge) shall pay the amount shown on the final invoice within twenty (20) days after receipt. Payment of an invoice, including payment of the final invoice, shall not constitute a waiver of the audit rights set forth in
          Section 2.3(b) above.

       (f) The field survey work is projected to commence on or before April 15, 1997 or, if later, as soon as practical after issuance of the necessary permits from the State of Texas and any private landowners and/or lessees in the Subject Area. Fairfield has estimated that field survey work will require approximately one month and the data acquisition phase will require approximately four months, subject to weather delays.

       (g) The outline of the 3-D Survey, the design parameters, and technical specifications of the 3-D Survey acquisition and the processing technical specifications to be performed on the data are set forth in Exhibit C and the Exhibit C plat attached hereto, subject to modification from time to time as is necessary in Fairfield's reasonable discretion to accommodate permit and surface conditions or difficulties. Fairfield shall keep the Parties reasonably informed as to any such modifications made in the field.

   2.4  PHASE III:  LEASE ACQUISITION

         Acquisition of oil and gas leases or other interests in the Subject Area shall be governed by Article 4 of this Agreement.

   2.5  GRASS ISLAND FIELD

         Smith expressly excludes from this Agreement all ownership rights in and to the Oil and Gas Leases, wellbores, wellhead equipment, production facilities, well site pad and pipeline rights of way or access rights for or related to the Grass Island Field located in Calhoun County, Texas, together with all hydrocarbon production from or attributable to the Field. In the event operations within the Grass Island Field or in the Subject Area are reasonably likely to result in drainage between the two leasehold areas, the Parties shall use all commercially reasonable efforts to form or implement a pooled unit for the affected areas or strata with participation based on a productive acreage or net acre foot of production determination.



   ARTICLE 3.  OWNERSHIP AND USE OF DATA

   3.1  SMITH DATA

         Smith is the owner, lessee, licensee, or has otherwise acquired an interest in the Smith Data. To the extent that it may legally do so, Smith grants to Participant the right to use the Smith Data during the term of this Agreement for review, analysis and interpretation in connection with the 3-D Survey. To the extent Smith is not contractually prohibited from doing so, Smith hereby grants to Participant a non-exclusive, proprietary license in the Smith Data by the execution or performance of this Agreement. Participant acknowledges that its use of the Smith Data is on an "as is" basis. Participant shall use the Smith Data at its sole risk and solely for the benefit of the 3-D Survey Project. Smith shall not be held liable or responsible for any results of whatever nature in connection with the use of the Smith Data and in no event shall Smith be liable for any consequential damages arising from the use of the Smith Data by Participant. Smith makes no representation or warranty, express or implied, as to the accuracy of the Smith Data, and disclaims any express or implied warranties of merchantability or fitness for a particular purpose in connection with the Smith Data.

   3.2  CONFIDENTIALITY

         Participant acknowledges the proprietary nature of the Smith Data and the 3-D Data to be acquired in the 3-D Survey and agrees that all of such data (and all copies of such data) and information derived from such data shall be for the internal use of the Parties. Participant shall not disclose, show, license, trade, sell, dispose of, use (except for its own internal use) or otherwise make available the Smith Data or any 3-D Survey data to third parties without the prior written consent of the Parties as provided in Section 3.4 during the term of this Agreement and for a continuing period of 3 years after termination of this Agreement ("the Confidentiality Period"). The prior consent requirement of this Section 3.2 shall continue to apply during the Confidentiality Period even if a portion of the Data enters the public domain so that the Parties can monitor prospect acquisitions under Article 4 below.

   3.3  EVALUATION OF DATA

         Smith shall arrange for the 3-D Data and the Smith Data to be combined in an effort to identify oil and gas prospects in the Subject Area. Participant agrees to pay 10% of the fees charged by CAEX (or such other party as may be chosen by Smith) as an independent contractor to interpret and analyze the 3-D Data. Any interpretation of such data generated by CAEX or any Party during the term of this Agreement and which is or will be the basis of a proposed lease acquisition or disposition or a proposed well operation shall be promptly shared and conveyed to the other Parties. Reasonable back up or work papers or documentation supporting the interpretation will be made available on request.
       In addition, upon request from a Party, each Party shall keep the requesting Party reasonably informed as to the progress and results of their internal interpretations.

   3.4  OWNERSHIP OF 3-D DATA

         The 3-D Data shall be owned by the Parties with each Party entitled to possess, copy and use the 3-D Data, subject to the terms of this Agreement. Subject to the terms and restrictions of this Agreement, Fairfield shall deliver to each Party two copies of all field data, field tapes, and processed tapes of the 3-D Data with applicable documentation for all such data subject to the restrictions of Section 3.2. The Party receiving the copies shall reimburse Fairfield for the cost of reproducing the tapes and data. The 3-D Data is being acquired primarily for use by the Parties to acquire oil and gas prospects in the Subject Area. However, the Parties owning not less than 80% of the working interest specified in Section 4.2(b) below may also agree from time to time during the Confidentiality Period specified in Section 3.2 to license or sell the right to use all or part of the 3-D Data to third parties. In the event any Party desires to pursue marketing of the data to third parties, the Parties shall meet to discuss a marketing plan and the suggested compensation to be received for the data. Any cost reimbursement or proceeds from the sale, licensing, lease or other disposition of the 3-D Data shall be divided as follows:

                Fairfield:     22.5 %
                Smith:         47.5 %
                CAEX:           2.5 %
                Petro-Guard:    5.0 %
                Lawton:        10.0 %
                Participant:   12.5 %

         In addition, Fairfield shall have the responsibility to deliver or cause to be delivered on a timely basis to the applicable permit grantor any data required by any permit, license or lease following the processing of the 3-D Data or as provided in any such agreement, whichever is sooner. Any costs incurred by Fairfield in delivering such 3-D Data shall be included within the definition of "Seismic Costs."

   3.5  USE OF 3-D DATA AFTER CONFIDENTIALITY PERIOD

         After the expiration of the Confidentiality Period specified in
       Section 3.2 above, each Party shall each have full and independent ownership rights to the 3-D Data and, subject to any third party license or confidentiality restrictions, to the Smith Data. Each Party shall have the right to use, license or transfer the Data without the participation of the other Parties.



   ARTICLE 4.  ACQUISITION OF PROSPECTS

   4.1  AREA OF MUTUAL INTEREST

         Except as provided below, until July 15, 2002 ("the AMI Period"), the Subject Area shall be subject to the provisions of Section 4.2 and be deemed an area of mutual interest that is subject to the non-competition and participation rights set forth below. Upon completion of the 3-D Survey, a new plat shall be prepared and attached to this Agreement as Exhibit D to encompass the area on which 3-D Data was acquired plus an additional area extending one half mile outside the 3-D Data area. The Subject Area shall thereafter be limited to the area shown as Exhibit D.

   4.2  ACQUISITION OF PROSPECTS IN THE SUBJECT AREA

         If any Party or any permitted assignee (an "Acquiring Party") proposes to acquire or acquires during the AMI Period a leasehold, mineral, royalty, overriding royalty or other oil and gas interest in the Subject Area, whether by purchase, farm in, performance of operations as further described in Sections 4.2(a) and (b) or otherwise (an "Acquired Interest"), the Acquiring Party shall give the other Parties identified in the first paragraph of this Agreement and to any other person who is a participant in the 3-D Survey Project ("the other Parties") an exclusive option to participate in such acquisition as set forth below. During the AMI Period, no Party or Parties shall bid against or attempt to acquire an Acquired Interest in competition against another Party or Parties.

       (a) ACQUISITION BY ANY PARTY. The Acquiring Party shall notify the other Parties in writing of the acquisition of an Acquired Interest. Such notice shall specifically describe the Acquired Interest, shall state the terms of acquisition and shall itemize all costs associated with the acquisition, and include evidence of actual payment of the costs of such acquisition. The other Parties shall have a period of ten (10) business days from the date of receipt of such notice to elect to acquire their proportionate undivided working interest in the Acquired Interest (22.5% to Fairfield, 47.5% to Smith, 5% to Petro-Guard, 2.5% to CAEX, 10% to Lawton and 12.5% to Participant). The other Parties may elect to participate in such acquisition by notifying the Acquiring Party in writing of such election and by tendering a check for its proportionate share of the acquisition costs as itemized in the notice. If a Party fails to elect to participate in an acquisition, as provided above, that Party shall have no rights with respect to the Acquired Interest and the Acquired Interest shall not be subject to the Operating Agreement. The other Parties who elect to participate in the acquisition of such Acquired Interest shall enter into a separate Operating Agreement for the Acquired Interest substantially in the form of the JOA attached hereto. Contemporaneously with the receipt of the written election to participate in an acquisition and the check for its share of the acquisition costs, the Acquiring Party shall execute and deliver to the acquiring Parties an assignment of the appropriate working interest in the Acquired Interest subject to the Operating Agreement and to a proportionate part of all existing leasehold or other outstanding burdens against the Acquired Interest (other than any burdens created or reserved by the Acquiring Party). The other Parties who are receiving the Acquired Interest shall have no other obligations or suffer other burdens on the Acquired Interest of any kind or nature, including but not limited to other burdens in the form of overriding royalties to the Acquiring Party's employees or partners. In the event the Acquired Interest covers less than one hundred percent (100%) of the minerals in any leasehold, the Assignment to the other acquiring Parties shall cover an undivided share of the Acquiring Party's interest in such Leases. The right to participate in acquisitions by a Party in the Subject Area is a continuing right and shall apply to any acquisitions in the Subject Area during the AMI Period.

       (b) ACQUISITIONS BY OTHER MEANS. If any interest or other economic benefit in the AMI is acquired or is to be acquired by drilling or otherwise, and not for cash, by any Party hereto, each Party, upon receipt of a written acquisition notice, shall have the right to participate in such acquisition in the following working interest percentages:

                          Fairfield:          22.5%
                          Smith:              47.5%
                          CAEX:                2.5%
                          Petro-Guard:         5.0%
                          Lawton:             10.0%
                          Participant:        12.5%

           The acquisition notice shall specify the requirements for participation, which requirements (except for the participation percentage) shall be equally applicable to each Party. The other Parties may elect to participate in such acquisition by notifying the Acquiring Party in writing of such Party's election to participate in the required drilling or other operation within thirty (30) days from receipt of the acquisition notice. If the Party receiving the acquisition notice fails to elect to participate in the acquisition, as provided above, such Party shall have no rights with respect to the acquisition and such acquisition shall not be subject to the Operating Agreement. When required by a third party interest owner, the Parties hereto shall enter into separate operating agreements when third party interest owners are involved, and any inconsistency between these third party operating agreements and the Operating Agreement shall be controlled by the third party operating agreement.



   ARTICLE 5.  TERM

   5.1  TERM

         This Agreement shall remain in effect for a period ending July 15, 2002 (the "Term") subject to earlier termination by the mutual consent of the Parties or by the terms of this Agreement; provided, however, Section 3.2 above regarding confidentiality shall survive for an additional three year period after the Term.

   5.2  JOINT OPERATING AGREEMENT(S)

          Upon acquisition of a lease or leases in the Subject Area by any Party in which all Parties elect to acquire an interest under
       Article 4, the Parties shall promptly execute a Joint Operating Agreement substantially in the form attached hereto as Exhibit E covering such lease or leases. All oil and gas drilling, completion and exploration operations on specific lease blocks within the Subject Area shall be conducted pursuant to the terms of the Operating Agreement (or one or more sub-operating agreements if additional Parties participate in a part of the Subject Area) naming Petro Guard Company, Inc. as Operator, or such other entity as is mutually acceptable to Fairfield, Smith and such other Parties whose working interest in the specific lease block(s) at issue in the Operating Agreement or sub-operating agreements, when totaled together with interest of Smith and Fairfield, equal 55% of the working interest in said specific lease block(s).

   ARTICLE 6.  MISCELLANEOUS

   6.1  FORCE MAJEURE

         No Party shall be liable to the other or penalized hereunder for any delays or damage or any failure to act due, occasioned or caused by reason of any laws, rules, regulations or orders promulgated by any Federal, State, or Local governmental body or the rules, regulations, or orders of any public body or official purporting to exercise authority of control respecting the operations covered hereby, or due, occasioned or caused by strikes, action of the elements, water conditions, or other causes beyond the control of the Party affected thereby not including the payment of reasonable sums of money, which events shall constitute force majeure under the terms of this Agreement. In the event that any Party hereto is rendered unable, wholly or in part, by these causes to carry out its obligation under this contract, it is agreed that such Party shall give notice and details of force majeure in writing to the other Parties as promptly as possible after its occurrence, specifically outlining the efforts being made or to be made by the affected Party to remove the force majeure. It is agreed that the affected Party will move with reasonable diligence to attempt to remove the cause creating the force majeure.


   6.2  NOTICES

          All notices provided for or permitted to be given pursuant to this Agreement must be in writing and shall be deemed to have been properly given or served if delivered by personal service, telecopy, telex, overnight mail, or by depositing the same in the United States mail, postage prepaid, and registered or certified with return receipt requested at the following addresses:

                         FAIRFIELD:
                         ---------
                         Fairfield Industries Incorporated
                         10627 Kinghurst
                         Houston, Texas  77099
                         Telephone:  (713) 981-8181
                         Fax:        (713) 879-1472

                         SMITH:
                         ------
                         Smith Management Company, Inc.
                         5858 Westheimer, Suite 400
                         Houston, Texas  77057
                         Telephone:  (713) 782-5215
                         Fax:        (713) 782-0916

                         PETRO-GUARD:
                         ------------
                         Petro-Guard Company, Inc.
                         5858 Westheimer, Suite 400
                         Houston, Texas  77057
                         Telephone:  (713) 974-5550
                         Fax:        (713) 974-6818

                         CAEX:
                         CAEX Services, Inc.
                         5555 San Felipe, Suite 500
                         Houston, Texas  77056
                         Telephone:  (713) 850-8255
                         Fax:        (713) 850-8256

                         Lawton:
                         Lawton Oil Company
                         Attn:  Thad D. Minaldi
                         101 North Huntington Street
                         Sulphur, Louisiana 70663-2601
                         Telephone:  (318) 527-5221
                         Fax:        (318) 527-5276 AND (713) 667-8730

                         Participant:
                         Fortune Natural Resources Corporation
                         Attn:  Tyrone J. Fairbanks, President
                         515 West Greens Road, Suite 720
                         Houston, Texas 77067
                         Telephone:  (281) 872-1170
                         Fax:        (281) 872-1213


   6.3  AMENDMENTS

         This Agreement may be amended only by an instrument in writing duly executed by the Parties.

   6.4  ASSIGNMENTS

       (a) This Agreement and any interest acquired pursuant to this Agreement may not be assigned to a non-affiliated party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

       (b) Any permissible assignment shall be subject to this Agreement and shall be binding upon and inure to the benefit of the successors and assigns of each Party. Each successor or assign shall expressly assume all of the obligations provided for in this Agreement and shall be entitled to full rights as a Party to this Agreement and shall receive all notices separately as a Party as if mentioned by name in this Agreement. Any proposed assignment shall be subject to any approval requirements included in the seismic permits, options or agreements and/or oil and gas leases.

   6.5  GOVERNING LAW

         This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas. Venue for resolution of any disputes under or in any way relating to or arising out of this Agreement shall lie exclusively in a court of competent jurisdiction in Houston, Harris County, Texas.

   6.6  ENTIRE AGREEMENT

         This Agreement together with the Operating Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter of this Agreement.

   6.7  WAIVERS

         The failure at any time of any Party to require performance by any other Party of any responsibility or obligation required by this Agreement shall in no way affect a Party's right to require such performance at any time thereafter, nor shall the waiver by a Party of a breach of any provision of this Agreement by any other Party constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.

   6.8  COUNTERPARTS

         This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   6.9  RELATIONSHIP OF THE PARTIES

         It is understood that this Agreement is not intended to create a partnership or a joint venture. To the extent necessary, the Parties hereby agree to form a tax partnership or to be excluded from the application of all of the provisions of Subchapter K, Chapter 1, Subtitle "A" of the Internal Revenue Code of 1986, as amended, as permitted and authorized by Section 761 of the Code. Smith shall be designated as the tax matters partner for any tax partnership formed by the Parties.

   6.10  PRESS RELEASES AND PUBLIC STATEMENTS

          No Party shall issue any press release or give any interview or make any public statements in any way relating to the existence of this Agreement, the 3-D Survey or the 3-D Data without first consulting with and obtaining the prior consent of the other Parties as to the release of the information and as to the content of the proposed release or statement, except as may be required by applicable law, rule or regulation, or to satisfy any public disclosure requirements or for routine public notice purposes.

   6.11  EXECUTION BY FAIRFIELD, PETRO-GUARD, CAEX AND LAWTON FOR LIMITED
         PURPOSES

          This Agreement is being executed by Fairfield, Petro-Guard, CAEX and Lawton for the limited purposes of: (a) acknowledging Participant's acquisition of an undivided interest in the 3-D Survey Project from Smith and the billing and payment responsibilities and procedures set forth herein; (b) acknowledging and representing to Participant that Fairfield, Petro-Guard, CAEX and Lawton have executed agreements with Smith that contain the same provisions regarding ownership and use of data and acquisition of prospects in the Subject Area as those provisions contained in Article 3 and
       Article 4 of this Agreement; and (c) agreeing that Participant, as a partial successor in interest to Smith, is entitled to rely upon and obtain the full benefit of those provisions in the applicable agreement with Smith. Nothing in this Agreement shall be deemed to have amended or modified the terms of the Smith/Fairfield Agreement, the Smith/Petro-Guard Agreement or the Smith/CAEX Agreement unless specifically agreed in writing between Smith and the appropriate Party.


   IN WITNESS THEREOF, the Parties have executed this Agreement as of the date first written above.

                         SMITH MANAGEMENT COMPANY, INC.



                         By:
                            ---------------------------
                         Name:  Arthur J. Pasmas
                              -------------------------
                         Title:    Vice President
                               ------------------------


                         PARTICIPANT:

                         FORTUNE PETROLEUM CORPORATION
                         D/B/A FORTUNE NATURAL RESOURCES
                         CORPORATION



                         By:
                            ---------------------------
                         Name:
                              -------------------------
                         Title:
                               ------------------------


                         LAWTON OIL COMPANY



                         By:
                            ---------------------------
                         Name:   Jack E. Lawton, Jr.
                              -------------------------
                         Title:  President
                               ------------------------

                         FAIRFIELD INDUSTRIES,
                         INCORPORATED



                         By:
                            ---------------------------
                         Name:
                              -------------------------
                         Title:
                               ------------------------


                         PETRO-GUARD COMPANY, INC.



                         By:
                            ---------------------------
                         Name:   Dewey A. Stringer, III
                              -------------------------
                         Title:  President
                               ------------------------


                         CAEX SERVICES, INC.



                         By:
                            ---------------------------
                         Name:   Timothy S. Brown
                              -------------------------
                         Title:  President
                               ------------------------